Exhibit 3.20.1.1

Filed: Secretary of State of Kansas on February 2, 2001 at 11:23 AM

Form AP

State of Kansas Domestic For Profit

Certificate of Amendment

Name of corporation:           PCI Acquisition Co., Inc.

We, John Didier, President or Vice President, and Stephen A. Silverman, Secretary or Assistant Secretary, of the above named corporation, a corporation organized and existing under the laws of the State Kansas, do hereby certify that at a meeting of the Board of Directors of the corporation, the board adopted a resolution setting forth the following amendment to the Articles of Incorporation and declaring its advisability:

Article First of the Articles of Incorporation of this Corporation is hereby amended to read as follows:

FIRST: The name of the Corporation is PCI Newco, Inc.

We further certify that thereafter, pursuant to the resolution and in accordance with the bylaws of the corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendment, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendment.

We further certify that at the meeting a majority of the stockholders entitled to vote voted in favor of the proposed amendment.

We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

In Testimony Whereof, we have hereunto set our hands this 22nd day of January, 2000.

	/s/	John Didier
John Didier
President or Vice President

/s/	Stephen A. Silverman
Stephen A. Silverman
Secretary or Assistant Secretary